EXHIBIT 99.1

Contact:  Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports First Quarter Fiscal 2010 Results

HERNDON, VA – August 10, 2009 – ePlus inc. (Nasdaq Global Market: PLUS), a leading provider of technology solutions, today announced financial results for its fiscal first quarter ended June 30, 2009.  For the quarter, revenues totaled $152.4 million, a decrease of $29.9 million or 16.4%, as compared to $182.3 million in the fiscal first quarter last year.  Net earnings totaled $1.9 million, or $0.23 per diluted share, as compared to $3.7 million, or $0.43 per diluted share, in the fiscal first quarter last year.

On a sequential basis, revenues increased $18.3 million or 13.6%, as compared to $134.2 million in the fiscal fourth quarter of 2009, which ended March 31, 2009.  Net earnings increased $1.1 million or 152.1%, as compared to $0.8 million in the previous quarter.  Earnings per diluted share increased $0.13 or 130.0%, as compared to $0.10 in the previous quarter.

“We are pleased to report strong sequential growth this quarter, an achievement in this difficult economy.  Our performance was driven, in part, by the diversity of our customer base and our strong state, local, and higher education business,” said Phillip G. Norton, chairman, president and chief executive officer.  “We believe that our continued focus on delivering high quality services, advanced technologies, and financing alternatives will allow us to capture customers’ IT spend and gain new customers.”

Sales of product and services totaled $140.5 million, a decrease of $25.3 million or 15.3%, as compared to $165.8 million in the fiscal first quarter last year.  The revenue decline was primarily attributable to the general economic downturn, which led many customers to defer investments in technology equipment. The gross profit margin on sales of product and services increased to 14.2% as compared to 13.3% in the fiscal first quarter last year.

Revenues generated from the combination of lease revenues, sales of leased equipment, fee and other income totaled $11.9 million, a decrease of $4.6 million or 27.6%, as compared to $16.5 million in the fiscal first quarter last year.  Lease revenue declined $3.6 million or 30.5% as compared to the first quarter last year as a result of fewer leased assets in the Company’s portfolio.

Selling, general and administrative expenses, which include professional and other fees, salaries and benefits, and general and administrative expenses, totaled $23.2 million, a decrease of $2.5 million or 9.9%, as compared to $25.8 million in the fiscal first quarter last year.  The improvement reflected decreases in all three expense categories due to the Company’s ongoing effort to control spending, as well as a reduction in depreciation resulting from the smaller portfolio of leases.

Interest and financing costs totaled $1.3 million, a decrease of $180,000 or 12.1%, as compared to $1.5 million in the fiscal first quarter last year.  Non-recourse notes payable totaled $75.1 million at June 30, 2009, a decrease of 21.4%, as compared to $95.5 million at June 30, 2008.  ePlus is not directly liable for its non-recourse debt, except under certain limited circumstances, as the loans are secured by equipment and assigned lease payments, which collateralizes the customers’ obligations.

As of June 30, 2009, cash and cash equivalents totaled $103.3 million, stockholders’ equity was $177.4 million and book value totaled $21.63 per share, as compared to cash and cash equivalents of $107.8 million, stockholders’ equity of $174.5 million and book value of $21.57 per share at March 31, 2009.

Percentage changes stated throughout this press release are calculated on rounded numbers from the Company’s financial statements (which are stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Company’s Form 10-Q for the quarter ended June 30, 2009.  Copies are available via the Company’s Web site at:  http://www.eplus.com, via the SEC’s website at: http://www.sec.gov, or by contacting the Company.

Conference Call Information
The Company will host a conference call at 4:00 p.m. Eastern on Tuesday, August 11, 2009. To participate in the call, please dial 877-440-5785 (international participants may dial 719-325-4859) and reference access code 5466254.  A live webcast will be available via the Company’s investor relations Web site at: www.eplus.com.

A replay of the teleconference will be accessible through midnight Thursday, August 20, 2009.  To access the replay, please call 719-457-0820 and reference access code 5466254.  The webcast will also remain available for replay via the Company’s investor relations Web site.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 20+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

  ePlus Reports Fiscal First Quarter  2010 Results

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	As of	As of
	June 30, 2009	March 31, 2009
ASSETS	(in thousands)

Cash and cash equivalents	$ 103,323	$107,788
Accounts receivable—net	85,253	82,734
Notes receivable	4,013	2,632
Inventories—net	13,801	9,739
Investment in leases and leased equipment—net	123,260	119,256
Property and equipment—net	3,014	3,313
Other assets	15,696	16,809
Goodwill	21,601	21,601
TOTAL ASSETS	$ 369,961	$363,872

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$ 6,940	$2,904
Accounts payable—trade	19,262	18,833
Accounts payable—floor plan	57,182	45,127
Accrued expenses and other liabilities	29,341	33,588
Income taxes payable	1,715	912
Recourse notes payable	102	102
Non-recourse notes payable	75,061	84,977
Deferred tax liability	2,957	2,957
Total Liabilities	192,560	189,400

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,618,272 issued and 8,201,618 outstanding at June 30, 2009 and 11,504,167 issued and 8,088,513 outstanding at March 31, 2009	116	115
Additional paid-in capital	80,982	80,055
Treasury stock, at cost, 3,416,591 and 3,415,654 shares, respectively	(37,240)	(37,229)
Retained earnings	133,353	131,452
Accumulated other comprehensive income—foreign currency translation adjustment	190	79
Total Stockholders' Equity	177,401	174,472
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 369,961	$363,872

  ePlus Reports Fiscal First Quarter  2010 Results

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,
	2009	2008
	(amounts in thousands, except shares and per share data)

REVENUES

Sales of product and services	$ 140,450	$ 165,759
Sales of leased equipment	1,488	1,265
	141,938	167,024

Lease revenues	8,075	11,625
Fee and other income	2,407	3,637
	10,482	15,262

TOTAL REVENUES	152,420	182,286

COSTS AND EXPENSES

Cost of sales, product and services	120,571	143,717
Cost of leased equipment	1,410	1,226
	121,981	144,943

Direct lease costs	2,548	3,794
Professional and other fees	1,817	2,545
Salaries and benefits	17,925	19,464
General and administrative expenses	3,506	3,788
Interest and financing costs	1,305	1,485
	27,101	31,076

TOTAL COSTS AND EXPENSES (1)	149,082	176,019

EARNINGS BEFORE PROVISION FOR INCOME TAXES	3,338	6,267

PROVISION FOR INCOME TAXES	1,437	2,574

NET EARNINGS	$ 1,901	$ 3,693

NET EARNINGS PER COMMON SHARE—BASIC	$ 0.23	$ 0.45
NET EARNINGS PER COMMON SHARE—DILUTED	$ 0.23	$ 0.43

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,147,685	8,253,552
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,415,531	8,580,659

(1) Includes amounts to related parties of $283 and $278 for the three months ended June 30, 2009 and 2008, respectively.